Exhibit 10.3

Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

February 20, 2020

Luisa Ingargiola

c/o Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Re:	Executive Retention Agreement

Ms. Ingargiola:

Reference is hereby made to that certain Executive Retention Agreement entered between Avalon GloboCare Corp. (the “Company”) and yourself dated February 21, 2017, as amended (the “Agreement”). In acknowledgment of your services to date and in order to properly compensate you for your services going forward, we hereby agree to the following:

1)	The amendment and restatement of Section 2.1.3 of the Agreement:

The Executive will be provided with an additional grant of options to purchase [ 400,000 shares of common stock, vesting over one year in equal quarterly installments.  The exercise price of the options shall be $1.52 per share and the term shall be ten years.

The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

Please execute below agreeing to the above amendment.

Avalon GloboCare Corp.

By:	/s/ David Jin
Name:	David Jin
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Luisa Ingargiola
Luisa Ingargiola